Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

I.  PARTIES

This Settlement Agreement (“Agreement”) is entered into by the United States of America, acting through the United States Attorney’s Office for the District of Massachusetts, and the Office of Inspector General (“OIG-HHS”) of the United States Department of Health and Human Services (“HHS”); and NeuroMetrix, Inc. (“NeuroMetrix”), a Delaware corporation with a principal place of business in Waltham, Massachusetts, through their authorized representatives.  Collectively, all of the above shall be referred to as “the Parties.”

II.  PREAMBLE

A.                                   WHEREAS, at all relevant times, NeuroMetrix developed, designed, distributed, marketed, and sold a medical device known as the NC-stat System (the “medical device”) to physicians nationwide for the purpose of conducting nerve conduction studies on-site to assist in the diagnosis of neuropathies in the peripheral nerves and spine frequently caused by or associated with carpal tunnel syndrome, leg pain, diabetes, and other clinical disorders;

B.                                     WHEREAS, NeuroMetrix has agreed to enter into a deferred prosecution agreement with the United States Attorney for the District of Massachusetts (the “Deferred Prosecution Agreement”), under which NeuroMetrix will acknowledge that it is guilty of a violation of 42 U.S.C. §1320a-7b(b)(2) by offering and paying illegal remuneration to physicians to induce them to refer and recommend the use of the NC-stat System to other physicans, as set forth in an Information attached to the Deferred Prosecution Agreement;

C.                                     WHEREAS, the United States alleges that NeuroMetrix caused to be submitted claims for payment for the technical and professional component of use of the medical device to the Medicare Program, established pursuant to Title XVIII of the Social Security Act, § 1395-1395hhh, which is administered by HHS;

D.                                    WHEREAS, the United States contends that it has certain civil claims against NeuroMetrix as specified in Paragraph 2 below for engaging in the following conduct:

(i)                                     The United States contends that, from August 2004 through October 2006, NeuroMetrix knowingly and willfully offered and paid illegal remuneration to induce physicians to refer and recommend purchase of the NC-stat System, in violation of 42 U.S.C. §1320a-7b(b)(2) through marketing programs known as the “Referral Rewards Program” and “Customer Referral Program.”  As a result, NeuroMetrix knowingly caused the submission of false or fraudulent claims to the Medicare Programs for nerve conduction studies performed with the NC-stat System for which no payments should have been made.

(ii)                                  The United States contends that, from January 2003 through April 2006, NeuroMetrix knowingly caused the submission of false or fraudulent claims for payment to Medicare by providing coding reports to physicans that falsely indicated the nerve conduction studies performed with the NC-stat System should be billed under CPT Codes 95903 when no F-wave had been obtained, and which services should have been billed under CPT Code 95900 instead, a specific code for nerve conduction studies where no F-wave was obtained.  As a result, NeuroMetrix knowingly caused the submission of false or fraudulent claims to Medicare that resulted in excess payments from Medicare to which the physicians were not entitled.

E.                                      NeuroMetrix’s conduct as described in the Information attached to the Deferred Prosecution Agreement and Preamble Paragraph D is hereafter referred to as the “Covered Conduct.”

F.                                      WHEREAS, HHS-OIG contends that it has certain administrative claims against NeuroMetrix, as specified in Paragraph 4 below, for engaging in the Covered Conduct.

G.                                     WHEREAS, this Agreement is neither an admission of facts or liability by NeuroMetrix nor a concession by the United States that its claims are not well-founded, and NeuroMetrix denies that it engaged in any conduct giving rise to criminal or civil liability with the sole exception of such admissions as NeuroMetrix makes in connection with  the Deferred Prosecution Agreement referenced in Paragraph B above.

H.                                    WHEREAS, to avoid the delay, expense, inconvenience, and uncertainty of protracted litigation of these claims, the Parties mutually desire to reach a full and final settlement as set forth below.

III. TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations set forth below in this Agreement, and for good and valuable consideration as stated herein, the Parties agree as follows:

1.                                       NeuroMetrix agrees to pay to the United States the sum of two million four hundred ninety eight thousand three hundred thirty seven dollars ($2,498,337), plus interest in an amount of 2.75% per annum on the Settlement Amount as further set forth below ($188.23 per day) from January 1, 2009 and continuing until and including the day before complete payment is made (the “Settlement Amount”).  This sum shall constitute a debt immediately due and owing to the United States on the Effective Date of this Agreement.  The Settlement Amount shall be electronically transferred pursuant to instructions provided by the United States Attorney’s Office for the District of Massachusetts no later than the second business day following the date on which this Agreement is fully executed by the parties.

2.                                       Subject to the exceptions in Paragraphs 3 and 4 below, and in consideration of the obligations of NeuroMetrix set forth in this Agreement, conditioned upon NeuroMetrix’s payment in full of the Settlement Amount, subject to Paragraph 12 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), and subject to the simultaneous execution of the Deferred Prosecution Agreement described in Preamble Paragraph B, the United States, on behalf of itself, and its officers, agents, agencies, and departments, agrees to release NeuroMetrix, its predecessors, and its current and former parents, affiliates, divisions, subsidiaries, successors and assigns, and their current and former directors, officers , and employees, from any civil or administrative monetary claim that the United States has or may have under the False Claims

Act, 31 U.S.C. §§ 3729-33; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-12;  the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a;  any statutory provision applicable to the federal funded program in this Agreement for which the Civil Division, United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, Section 0.45(d); and common law claims for fraud, unjust enrichment, payment by mistake, or disgorgement for the Covered Conduct.

3.                                       Notwithstanding any term of this Agreement, the United States specifically does not release any person or entity from any of the following claims or liabilities:  (a) any criminal, civil, or administrative claims arising under Title 26, U.S. Code (Internal Revenue Code); (b) any criminal liability except as set forth in the Deferred Prosecution Agreement;  (c) any liability to the United States (or any agencies thereof) for any conduct other than the Covered Conduct; (d) any claims based upon obligations created by this Agreement; (e) except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs; (f) any express or implied warranty claims or other claims for defective or deficient products and services provided by NeuroMetrix; (g) any claims for personal injury or property damage or for other consequential damages arising from the Covered Conduct; (h) any claim based on a failure to deliver items or services due; or (i) any civil or administrative claims against individuals, including current and former directors, officers, and employees of NeuroMetrix, its predecessors, subsidiaries, and affiliates, who receive written notification that they are the target of a criminal investigation, are criminally indicted or charged, or are convicted, or who enter into a criminal plea agreement.

4.                                       In consideration of the obligations of NeuroMetrix set forth in this Agreement, and the Corporate Integrity Agreement (“CIA”) entered into between OIG-HHS and NeuroMetrix, conditioned on NeuroMetrix’s payment in full of the Settlement Amount, and subject to Paragraph 12 below (concerning bankruptcy proceedings commenced within 91 days of the effective date of this Agreement or any payment under this Agreement), OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the Medicare, Medicaid, or other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against NeuroMetrix, its predecessors, and its current or former parents, affiliates, divisions, subsidiaries, successors, and assigns, under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks or other prohibited activities), for the Covered Conduct, except as reserved in Paragraph 3 above, and as reserved in this Paragraph.  The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude NeuroMetrix from the Medicare, Medicaid, or other Federal health care program under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct.  Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 3 above.

5.                                       The Parties each represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

6.                                       NeuroMetrix waives and shall not assert any defense it may have to criminal prosecution or administrative action relating to the Covered Conduct, which defense may be based in whole or in part on a contention that, under the Double Jeopardy Clause of the Fifth Amendment of the Constitution or the Excessive Fines Clause of the Eighth Amendment of the Constitution, this  Agreement bars a remedy sought in such criminal prosecution or administrative action.

7.                                       In consideration of the obligations of the United States set forth in this Agreement, NeuroMetrix, on behalf of itself and its predecessors, its current and former parents, affiliates, divisions, subsidiaries, successors and assigns fully and finally releases, waives and discharges the United States, its agencies, employees, servants, and agents from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) which NeuroMetrix has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to or arising from the United States’ investigation and prosecution of the Covered Conduct.

8.                                       The Settlement Amount that NeuroMetrix must pay pursuant to Paragraph 1 above will not be decreased as a result of the denial of claims for payment now being withheld from payment by any State or Federal payer, related to the Covered Conduct; and, if applicable, NeuroMetrix agrees not to resubmit to any State and Federal payer any previously denied claims, which denials were based on the Covered Conduct, and agrees not to appeal or cause the appeal of any such denials of claims.

9.                                       NeuroMetrix agrees to the following:

a.                                       Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation (“FAR”), 48 C.F.R. § 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396v, and the regulations and official program directives promulgated thereunder) incurred by or on behalf of NeuroMetrix, its predecessors, parents, divisions, subsidiaries, or affiliates, and its present or former officers, directors, employees, and agents in connection with:  (1) the matters covered by this Agreement and the related Deferred Prosecution Agreement; (2) the United States’ civil and criminal investigation relating to matters covered by this Agreement; (3) NeuroMetrix’s investigation, defense, and any corrective actions undertaken in response to the United States’ civil and criminal investigations in connection with the matters covered by this Agreement (including attorneys’ fees); (4) the negotiation and performance of this Agreement and the Deferred Prosecution Agreement; (5) the payments made to the United States pursuant to this Agreement and the Deferred Prosecution Agreement; and (6) the negotiation of and obligations undertaken pursuant to the CIA to: (a) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (b) prepare and submit reports to the OIG-HHS, are unallowable costs on Government contracts under the Medicare Program, Medicaid Program, TRICARE Program, Department of Veterans Affairs (DVA), and the Federal Employees Health Benefits Program (FEHBP).   However, nothing in this Paragraph affects the status of costs that are not allowable based on any other authority applicable to NeuroMetrix.  (All costs described or set forth in this Paragraph are hereafter, “Unallowable Costs”).

b.                                      Future Treatment of Unallowable Costs: If applicable, these Unallowable Costs shall be separately estimated and accounted for by NeuroMetrix and NeuroMetrix shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by NeuroMetrix, its predecessors, divisions, subsidiaries, or affiliates to Medicare, Medicaid, TRICARE, FEHBP or DVA.

c.                                       Treatment of Unallowable Costs Previously Submitted for Payment: If applicable, NeuroMetrix further agrees that within 60 days of the Effective Date of this Agreement, it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid, DVA, and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by NeuroMetrix, its predecessors, parents, divisions, subsidiaries, or affiliates and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs.  NeuroMetrix agrees that the United States, at a minimum, shall be entitled to recoup from NeuroMetrix any overpayment, plus applicable interest and penalties, as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.  Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies.  The United States reserves its rights to disagree with any calculations submitted by NeuroMetrix or its parents, divisions, subsidiaries or affiliates on the effect of inclusion of Unallowable Costs on NeuroMetrix or its divisions, subsidiaries or affiliates’ cost reports, cost statements, or information reports.  Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or re-examine the Unallowable Costs described in this Paragraph.

10.                                 NeuroMetrix agrees that it shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors.  NeuroMetrix waives any causes of action against these beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims for payment covered by this Agreement.

11.                                 NeuroMetrix expressly warrants that it has reviewed its financial condition and that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment of the Settlement Amount.  Further, the Parties expressly warrant that, in evaluating whether to execute this Agreement, the Parties (a) have intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to NeuroMetrix within the meaning of 11 U.S.C. § 547(c)(1), and (b) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange.

12.                                 In the event NeuroMetrix commences, or another party commences, within 91 days of the Effective Date of this Agreement or any payment made hereunder, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of NeuroMetrix’s debts, or seeking to adjudicate NeuroMetrix as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for NeuroMetrix or for all or any substantial part of NeuroMetrix’s assets, NeuroMetrix agrees as follows:

a.                                       NeuroMetrix’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§ 547 or 548, and NeuroMetrix shall not argue or otherwise take the position in any such case, proceeding or action that: (i) NeuroMetrix’s obligations under this Agreement may be avoided under 11 U.S.C. §§ 547 or 548; (ii) NeuroMetrix was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the

United States hereunder; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to NeuroMetrix.

b.                                      If NeuroMetrix’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases provided in this Agreement, and bring any civil and/or administrative claim, action or proceeding against NeuroMetrix for the claims that would otherwise be covered by the releases provided in this Agreement.  If the United States chooses to do so, NeuroMetrix agrees that for purposes only of any claims, actions or proceeding referenced in this first clause of this Paragraph (i) any such claims, actions, or proceedings brought by the United States (including any proceedings to exclude NeuroMetrix from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceeding described in the first clause of this Paragraph, and that NeuroMetrix shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) NeuroMetrix shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceedings which are brought by the United States within 90 calendar days of written notification to NeuroMetrix that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available before the Effective Date of this Agreement; and (iii) the United States has a valid claim against NeuroMetrix in the amount of  three million seven hundred twenty five thousand dollars ($3,725,000) plus applicable multipliers and penalties and they may pursue their claims, inter alia, in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action or proceeding; and

c.                                       NeuroMetrix acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

13.                                 Except as otherwise stated in this Agreement, this Agreement is intended to be for the benefit of the Parties only, and by this instrument the Parties do not release any claims against any other person or entity.

14.                                 Nothing in this Agreement constitutes an agreement by the United States concerning the characterization of the amounts paid hereunder for purposes of  the Internal Revenue laws, Title 26 of the United States Code.

15.                                 Each party to this Agreement shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

16.                                 This Agreement is governed by the laws of the United States.  The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement shall be the United States District Court for the District of Massachusetts, except that disputes rising under the CIA shall be resolved exclusively through the dispute resolution provisions set forth in the CIA.

17.                                 The undersigned NeuroMetrix signatory represents and warrants that he is authorized by the Board of Directors to execute this Agreement.  The undersigned United States signatories represent that they are signing this Agreement in their official capacities and they are authorized to execute this Agreement on behalf of the United States.

18.                                 The “Effective Date” of this Agreement shall be on the date of signature of the last signatory to the Agreement.  Facsimiles of signatures shall constitute acceptable binding signatures for purposes of this Agreement.

19.                                 This Agreement shall be binding on all successors, transferees, heirs, and assigns of the Parties.

20.                                 This Agreement shall not be amended except by written consent of the Parties, except that only NeuroMetrix and OIG-HHS must agree in writing to modification of the CIA, without the consent of any other party to this Agreement or the Deferred Prosecution Agreement.

21.                                 NeuroMetrix hereby consents to the disclosure of this Agreement and the Deferred Prosecution Agreement, and information about these agreements, by the United States to the public.

22.                                 This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement.

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UNITED STATES OF AMERICA

By:	/s/ Jennifer A. Serafyn	Dated: 2/9/09
JENNIFER A. SERAFYN
Assistant U.S. Attorney
United States Attorney’s Office
District of Massachusetts

By:	/s/Gregory E. Demske	Dated: 2/6/09

GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
U.S. Department of Health and Human Services

NeuroMetrix, Inc.

By:	/s/ Shai Gozani	Dated: 2/5/09

Name: Shai Gozani
Title: President & CEO
NeuroMetrix, Inc.

By:	/s/ Joseph F. Savage, Jr.	Dated: 2/5/09
JOSEPH F. SAVAGE, JR.
Goodwin Procter LLP
Counsel to NeuroMetrix, Inc.